  Exhibit 16.1

April 5, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated April 5, 2018, of Bionovate Technologies Corp. and are in agreement with the statements pertaining to our firm contained in section a) We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

MNP LLP